EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX REPORTS 13.6% THIRD QUARTER SALES INCREASE AND 41% INCREASE IN PROFITS

PORT WASHINGTON, NY, November 9, 2004 - Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the third quarter ended September 30, 2004.

Net sales for the third quarter increased 13.6% to $460.3 million from $405.0 in the same quarter last year. Led by sharply increased sales at the Company’s Tiger Direct subsidiary, sales in North America increased 15.7% over year ago results. European sales increased 9.9% in US dollars, primarily all of which was due to favorable exchange rates. Net income increased 41.2% to $2.7 million ($.08 per diluted share) compared to $1.9 million ($.05 per diluted share) during the third quarter last year. Results in 2004 included pretax restructuring charges of $1.0 million while last year’s third quarter included the reversal of a $1.3 million pretax reserve for litigation no longer required. Excluding the effects of the restructuring and other charges, net income for the quarter would have been $3.4 million ($.10 per diluted share) in 2004 compared to $1.1 million ($.03 per diluted share) last year.

Net sales for the nine months ended September 30, 2004 increased 12.8% to $1.377 billion compared to $1.220 billion in the year-ago period. Net income increased 13.7% to $5.78 million ($.16 per diluted share) from $5.1 million ($.15 per diluted share) for the same period last year. Results for 2004 included pretax restructuring and other charges of $6.0 million and last year’s results included a $2.6 million pretax charge for goodwill impairment and a $1.3 million reversal of a pretax reserve for litigation no longer required. Excluding the effects of the restructuring and other charges, net income for the nine months would have been $9.8 million ($.28 per diluted share) in 2004 compared to $6.9 million ($.20 per diluted share) last year.

A reconciliation between income from operations, as reported for the three and nine months ended September 30, 2004 and 2003 in accordance with GAAP, and pro forma net income, excluding the adjustments discussed above, has been provided.

Richard Leeds, Chairman and Chief Executive Officer, stated, “I am pleased to report continued sales growth of both our North American computer and industrial products. E-commerce activity has continued to drive our sales growth. Consolidated e-commerce sales for the third quarter were up 23% from last year’s third quarter and represent 26% of consolidated net sales compared to 24% last year. We have substantially completed our North American computer business reorganization with the benefits evidenced by the continued decline in selling, general and administrative expenses as a percentage of sales.”

Gross profit for the third quarter was $73.2 million, or 15.9% of net sales, compared to $67.1 million, or 16.6% of net sales, in the year-ago period. The decline in gross profit percentage was due to continued pricing pressure, especially in Europe, and a change in product mix.

Selling, general and administrative expenses for the third quarter increased by $1.6 million or 2.5% to $66.4 million compared to $64.8 million last year. Increased dollar-denominated costs in Europe due to the adverse effects of changes in exchange rates accounted for most of the increase. Savings resulting from previous restructuring activities were offset by increased professional fees and other operating expenses.

“We believe that Systemax is now well positioned to efficiently serve the needs of its customers. While our results in North America are good, unsettled economic conditions in several of the European markets we serve have not allowed us to achieve the kinds of consolidated results that we expected,” Mr. Leeds added.

Steven Goldschein, Chief Financial Officer, commented that the Company’s balance sheet remains strong. Cash and short-term investments increased to $57.3 million during the quarter while the Company also increased its inventory position in anticipation of the traditionally strong fourth quarter sales.

Systemax Inc. (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Income - Unaudited
(In thousands, except per share amounts)

                                                     Three Months Ended                Nine Months Ended
                                                        September 30,                    September 30,
                                                        -------------                    -------------
                                                        2004              2003           2004             2003
                                                        ----              ----           ----             ----

Net Sales                                           $460,271          $405,011     $1,376,997       $1,220,270
Cost of Sales                                        387,047           337,900      1,161,135        1,017,156
                                               --------------     -------------  -------------    -------------
Gross Profit                                          73,224            67,111        215,862          203,114
Selling, General and Administrative Expenses          66,416            64,822        196,092          190,305
Restructuring and Other Charges                        1,026           (1,272)          6,041          (1,160)
Goodwill Impairment                                                                                      2,560
                                               --------------     -------------  -------------    -------------
Income From Operations                                 5,782             3,561         13,729           11,409
Interest And Other Expense, Net                          715               542          1,788            1,075
                                               --------------     -------------  -------------    -------------
Income Before Income Taxes                             5,067             3,019         11,941           10,334
Provision For Income Taxes                             2,375             1,112          6,166            5,256
                                               --------------     -------------  -------------    -------------
Net Income                                            $2,692            $1,907         $5,775           $5,078
                                               ==============     =============  =============    =============

Net Income Per Common Share:
Basic                                                   $.08              $.06           $.17             $.15
                                               ==============     =============  =============    =============
Diluted                                                 $.08              $.05           $.16             $.15
                                               ==============     =============  =============    =============

Weighted Average Common And Common Equivalent Shares:
Basic                                                 34,399            34,159         34,358           34,124
                                               ==============     =============  =============    =============
                                                                     =============  =============    =============
Diluted                                               35,272            35,128         35,243           34,672
                                               ==============     =============  =============    =============

                                                                    SYSTEMAX INC.
                                                         Condensed Consolidated Balance Sheets
                                                                    (In thousands)

                                                                          As of               As of
                                                                      September 30,         December
                                                                          2004              31, 2003
                                                                                            --------
                                                                       Uunaudited
                                                                       ----------
CURRENT ASSETS:
Cash and cash equivalents                                                    $57,291              $38,702
Accounts receivable, net                                                     153,811              152,435
Inventories                                                                  137,907              133,905
Prepaid expenses and other current assets                                     44,709               36,981
                                                                     ----------------   ------------------
Total Current Assets                                                         393,718              362,023
Property, plant and equipment, net                                            64,173               68,647
Other assets                                                                  12,617               14,982
                                                                     ----------------   ------------------
TOTAL                                                                       $470,508             $445,652
                                                                     ================   ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to banks                 $14,812              $20,814
Accounts payable, accrued expenses and other current liabilities             217,256              192,143
                                                                     ----------------   ------------------
Total Current Liabilities                                                    232,068              212,957
Long-term debt                                                                17,116               18,353
Other liabilities                                                              1,648                1,768

Shareholders' equity                                                         219,676              212,574
                                                                     ----------------   ------------------
TOTAL                                                                       $470,508             $445,652
                                                                     ================   ==================

Systemax Inc.
Reconciliation of GAAP income to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

                                                         Three months ended             Nine months ended
                                                            September 30,                   September 30,
                                                            2004             2003           2004           2003
                                                            ----             ----           ----           ----
    Income from operations                                $5,782           $3,561        $13,729        $11,409
    Adjustments:
    Restructuring and other charges (1)                    1,026          (1,272)          6,041          1,400
                                                           -----          -------          -----          -----
    Earnings excluding certain charges
    before interest and income taxes                       6,808            2,289         19,770         12,809
    Interest and other expense, net                          715              542          1,788          1,075
                                                             ---              ---          -----          -----
    Earnings excluding certain charges
    before income taxes                                    6,093            1,747         17,982         11,734
    Provision for income taxes                             2,724              629          8,143          4,807
                                                           -----              ---          -----          -----
    Earnings excluding certain charges                    $3,369           $1,118         $9,839         $6,927
                                                          ======           ======         ======         ======
    Earnings excluding certain charges per
    diluted share                                           $.10             $.03           $.28           $.20
                                                            ====             ====           ====           ====
    Diluted weighted average shares
    outstanding                                           35,272           35,128         35,243         34,672
                                                          ======           ======         ======         ======

(1) Restructuring and other charges in 2004 includes $4 million of severance and related costs for personnel terminated in the first quarter in connection with the Company's US computer streamlining plan and $2 million of costs associated with restructuring actions taken in Europe in the second and third quarters. In 2003, this line includes $2.6 million of goodwill written off in connection with the Company's purchase of the minority interest in its Netherlands subsidiary, offset principally by a reversal of $1.3 million of reserve for litigation no longer required.

NOTE - The above reconciliation is intended to present Systemax's operating results, excluding certain charges and providing income taxes (benefits) at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, accounting principles generally accepted in the United States, and may be different from similar measures presented by other companies. The presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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